Exhibit (h)(3)(n)
SCHEDULE A
OPERATING EXPENSE LIMIT FOR PACIFIC FUNDS

Maximum Operating Expense Limit
(as a Percentage of average daily net assets)
PL Portfolio Optimization Model A Fund	0.00%
PL Portfolio Optimization Model B Fund	0.00%
PL Portfolio Optimization Model C Fund	0.00%
PL Portfolio Optimization Model D Fund	0.00%
PL Portfolio Optimization Model E Fund	0.00%
PL AllianceBernstein International Value Fund	0.30%
PL Goldman Sachs Short Duration Bond Fund	0.30%
PL Janus Growth LT Fund	0.30%
PL Lazard Mid-Cap Value Fund	0.30%
PL Loomis Sayles Large-Cap Growth	0.30%
PL MFS International Large-Cap Fund	0.30%
PL NB Fasciano Small Equity Fund	0.30%
PL Oppenheimer Main Street® Core Fund	0.30%
PL Oppenheimer Emerging Markets Fund	0.30%
PL PIMCO Managed Bond Fund	0.30%
PL PIMCO Inflation Managed Fund	0.30%
PL Pacific Life Money Market Fund	0.30%
PL Salomon Brothers Large-Cap Value Fund	0.30%
PL Van Kampen Comstock Fund	0.30%
PL Van Kampen Mid-Cap Growth Fund	0.30%
PL Van Kampen Real Estate Growth Fund	0.30%
Effective: September 1, 2006 through December 31, 2007

PACIFIC FUNDS		PACIFIC LIFE INSURANCE COMPANY

By: Name:	/s/ James T. Morris James T. Morris	By: Name:	/s/ James T. Morris James T. Morris
Title:	President	Title:	Chief Operating Officer

		By: Name:	/s/ Jane M. Guon Jane M. Guon
		Title:	Assistant Secretary